Exhibit (H)(1)

DISTRIBUTION AGREEMENT

May 8, 2003

Excelsior Buyout Investors, LLC

225 High Ridge Road

Stamford, Connecticut 06905

Ladies and Gentlemen:

This is to confirm that, (i) in consideration of the agreements of EXCELSIOR BUYOUT INVESTORS, LLC (the “Company”), a Delaware limited liability company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), hereinafter contained, CHARLES SCHWAB & CO., INC. (the “Distributor”) has agreed to serve as the distributor of the units of beneficial interest (the “Units”) of the Company for the period of this Agreement.

1.	Description of the Offering and Sale of Units.

1.1	Pursuant to the terms of this Agreement, on the basis of the representation, warranties, and covenants herein contained, but subject to the terms and conditions herein set forth, the Company hereby appoints Distributor, and Distributor agrees to serve, as agent for the offer and sale of the Units of the Company to be offered and sold in the offering (the “Offering”) described below. The right granted to the Distributor to place orders for Units with the Company shall be non-exclusive. The Company hereby acknowledges that the Distributor may render distribution and other services to other parties, including other investment companies.

1.2	The terms of the Offering are set forth in the Company’s effective registration statement on Form N-2 filed with the Securities and Exchange Commission (the “SEC”) and the prospectus included therein relating to the Units. Such (i) registration statement (as amended, if applicable) and (ii) prospectus constituting a part thereof, as from time to time amended or supplemented pursuant to the Securities Act of 1933, as amended (the “1933 Act”), the 1940 Act, or otherwise, are hereinafter referred to as the “Registration Statement” and the “Prospectus,” respectively, except that if any prospectus or statement of additional information, or amendment or supplement thereto, shall be provided to the Distributor by the Company for use in connection with the offering of the Units that differs from the Prospectus on file at the SEC at the time the Registration Statement becomes effective (whether or not such prospectus or amendment or supplement thereto is required to be filed by the Company pursuant to Rule 497 of the 1933 Act), the term “Prospectus” shall refer to such revised prospectus and statement of additional information as so amended or supplemented from and after the time it is first provided to the Distributor for such use.

1.3	The initial closing of the Offering is expected to occur on or about the fifth business day after receipt of subscriptions for at least $50,000,000 (the “Initial Closing Date”) and the Company may continue to offer the remaining unsold Units and accept subscriptions for such Units from time to time at subsequent closings until September 30, 2003, subject to extension by the Company’s Board of Managers until December 31, 2003 (the “Subsequent Closing Dates,” and together with the Initial Closing Date, the “Closing Dates”). Subsequent Closings of the Company will be held at the discretion of the Company.

1.4	The Distributor may offer the Units through any dealer or bank that has entered into a selling agreement with the Distributor (“Selling Agents”). The Selling Agents appointed by the Distributor may offer Units only pursuant to properly completed and executed Subscription Agreements and related documents provided to the Selling Agent by the Company from time to time and in accordance with the terms of the Prospectus. To the extent that the Distributor offers Units directly, rather than through Selling Agents, it agrees that it will do so in the manner required of Selling Agents as set forth in Sections 1.6, 1.8, 2.2, 2.4 2.7, 2.8 and 2.10 of the form of Selling Agent Agreement attached hereto as Appendix A and that it shall have the duties and obligations to the Company as a Selling Agent thereunder and the Company agrees that the Distributor shall be entitled to the respective rights and benefits of a Selling Agent afforded by the Company set forth therein. Any checks should be made payable to PNC Bank, Delaware (the “Escrow Agent”) and must be transmitted by Selling Agents directly to PFPC Inc. (the “Escrow Administrator”), by noon of the next business day after receipt.

1.5	Neither the Distributor, the Selling Agents nor any other person is authorized to give any information or make any representations other than those contained in the Registration Statement, Prospectus or in any Sales Material (as defined in Section 2.2 below) furnished by the Company for use in the sale of the Units.

1.6	All subscriptions by the Distributor, if any, and the Selling Agents will be subject to confirmation and acceptance by the Company, in whole or in part. The Company reserves the right to accept or reject any such subscription. The Company shall have full authority to take such actions as it may deem advisable with respect to all matters pertaining to the Offering.

1.7	The Distributor shall be an independent contractor and neither the Distributor nor any of its directors, officers or employees as such, is or shall be, solely by reason of this Agreement, an employee of the Company.

1.8	No Units shall be offered by either Distributor or the Company under any of the provisions of this Agreement and no subscriptions for the purchase or sale of Units hereunder shall be accepted by the Company if and so long as the effectiveness of the Registration Statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act, or if and so long as a current prospectus as required by Section 10(b) of the 1933 Act is not on file with the SEC.

2.	Services as Distributor.

2.1	The Distributor will act as agent for the distribution of the Units covered by the Registration Statement and Prospectus of the Company in effect under the 1933 Act, and will solicit orders for the purchase of Units upon the terms set forth herein and, if applicable, in Appendix A, during the term of this Agreement. All purchases by the Distributor shall be made only to cover orders placed with the Distributor.

2.2	The Distributor will be responsible for principal review of all Sales Materials (as hereinafter defined) furnished to it by the Company to ensure that such materials comply in all material respects with all applicable rules and regulations of the SEC, the National Association of Securities Dealers, Inc (the “NASD”), any other regulatory authority having competent jurisdiction, any states having such rules and regulations. The Distributor will file all Sales Material with the NASD, SEC and such relevant regulatory authority and states as required by the rules and regulations of the NASD, the SEC and such regulatory authority and states, respectively. Notwithstanding the foregoing, the Distributor assumes no responsibility or liability for the representations or any omissions contained in (i) the Prospectus relating to the Company and the Units or (ii) any Sales Materials furnished or approved by the Company that has not been submitted by the Company to the Distributor for its review pursuant to this Section 2.2. “Sales Material,” as used herein, shall include, without limitation, promotional materials, sales literature, advertisements, press releases, announcements, circulars, research reports, market letters, performance reports or summaries, form letters, posters, signs and other similar materials, whether in print, hypertext, video, audio or other media, and any items derived from the foregoing, and including sales materials intended for wholesale use (i.e., broker/dealer use only) or retail use.

2.3	With the exception of (i) listings of product offerings and (ii) materials used by the Distributor on an internal basis only, the Distributor agrees not to furnish or cause to be furnished to any third parties or to display publicly or publish any Sales Materials, except such Sales Materials relating to the Company as may be provided to the Distributor by the Company and, pursuant to Section 2.2 hereof, reviewed and filed by the Distributor. The Company agrees not to furnish or cause to be furnished to any third parties or to display publicly or publish any Sales Material referring to the Distributor or its trademarks, except such Sales Materials as may be approved for distribution by the Distributor upon the Company’s request.

2.4	All activities by Distributor and its partners, agents, and employees as distributor of the Units shall comply materially with all applicable federal and state laws, rules and regulations, including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act by the SEC or any securities association registered under the Securities Exchange Act of 1934 and the USA Patriot Act.

2.5	The Distributor (i) is a financial institution required to have an anti-money laundering program under the Bank Secrecy Act, as amended; (ii) is acting on behalf of its customers in its dealings with the Company; (iii) has established and will maintain policies and procedures reasonably designed to comply with the regulations administered by the U.S. Department of Treasury’s Office of Foreign Assets Control; and (iv) has established and will maintain policies and procedures reasonably designed to prevent and detect money laundering, which policies and procedures adhere to the requirements of all applicable laws, including the Bank Secrecy Act, as amended.

3.	Representations and Warranties of the Company. The Company represents, warrants and covenants to the Distributor that:

3.1	The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite power and authority to own, lease and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus. The Company is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character or location of its properties (owned, leased or licensed) or the nature or conduct of its business makes such qualification necessary.

3.2	The Company has filed with the SEC a Registration Statement on Form N-2 (File No. 333-102578) and a related Prospectus for the registration of the

Units under the 1933 Act, and the rules and regulations of the SEC under the 1933 Act and the 1940 Act (the “Rules and Regulations”), and has filed such amendments to such Registration Statement on Form N-2, if any, and such amended or supplemented preliminary prospectuses as may have been required to the date hereof. The Company will prepare and file such additional amendments to the Registration Statement and such amended or supplemented Prospectuses as may hereafter be required.

3.3	At the time the Registration Statement becomes effective (the “Effective Date”), and at all times subsequent thereto, up to and including the last Closing Date, the Registration Statement and the Prospectus (i) did or will comply in all material respects, with the 1933 Act, 1940 Act and the Rules and Regulations thereunder; (ii) did or will contain all statements required to be stated therein in conformity with the 1933 Act, 1940 Act and the Rules and Regulations thereunder; (iii) did not or will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. The foregoing representations and warranties in this Section 3.3 do not apply to any statements or omission made in reliance on and in conformity with information relating to the Distributor furnished in writing to the Company by the Distributor specifically for inclusion in the Registration Statement or Prospectus.

3.4	No stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or have been threatened by the SEC.

3.5	The Company is registered with the SEC as a non-diversified closed-end management investment company under the 1940 Act. No order of suspension or revocation of such registration has been issued or proceedings therefor initiated or, to the knowledge of the Company, threatened by the SEC.

3.6	The operations of the Company are in compliance in all material respects with the provisions of the 1940 Act applicable to the Company and the Rules and Regulations.

3.7	The Units have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be validly issued and will represent limited liability company interests in the Company. There are no authorized securities of the Company other than the Units. The Units conform as to legal matters to the descriptions thereof contained in the Registration Statement and the Prospectus.

3.8	With the exception of (i) listings of product offerings and (ii) materials used by the Company on an internal basis only, the Company agrees not furnish or cause to be furnished to any third parties or to display publicly or publish any Sales Materials, except such Sales Materials that, pursuant to Section 2.2 of this Agreement, been reviewed and approved by the Distributor, and filed with such regulatory authorities as may be required by applicable laws, rules and regulations.

3.9	Subsequent to the respective dates as of which information is given in the Registration Statement and the Prospectus and prior to any Closing Date, except as set forth in or contemplated by the Registration Statement and the Prospectus, there has not been any material adverse change in the business, business prospects, condition (financial or otherwise) or results of operations of the Company, arising for any reason whatsoever.

3.10	There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its officers in their capacity as such, before or by any federal or state court, commission, regulatory body, administrative agency or other governmental body, international or domestic, wherein an unfavorable ruling, decision or finding might materially and adversely affect the Company or its business, properties, business prospects, condition (financial or otherwise) or results of operations.

3.11	The Company has full power and authority to enter into and perform its obligations under this Agreement, including its obligations of indemnification as set forth in Section 8 of this Agreement, and this Agreement constitutes the valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms.

3.12	This Agreement, the Investment Advisory Agreement between the Company and U.S. Trust Company, the Administration, Accounting and Investor Services Agreement between the Company and PFPC Inc., the Custodian Agreement between the Company and PFPC Trust Company, and the Operating Agreement comply with all applicable provisions of the 1940 Act, and all approvals of such documents required under the 1940 Act, by the holders of the Units of the Company and the Board of Managers of the Company (the “Board”), have been obtained.

3.13	There are no material restrictions, limitations or regulations with respect to the ability of the Company to invest its assets as described in the Registration Statement or Prospectus, other than described herein.

3.14	This Section 3 shall survive the termination of this Agreement.

4.	Agreements of the Company.

4.1	The Company will not, either prior to the Effective Date or thereafter during such period as the Prospectus is required by law to be delivered in connection with sales of the Units, file any amendment or supplement to the Registration Statement or the Prospectus, whether pursuant to the 1933 Act, 1940 Act or otherwise, unless a copy thereof shall first have been submitted to the Distributor within a reasonable period of time prior to the filing thereof and the Distributor shall not have objected thereto in good faith; provided however, that nothing contained in this Agreement shall in any way limit the Company’s right to file at any time such amendments to the Registration and/or supplements to the Prospectus, of whatever character, as the Company may deem advisable, such right being in all respects absolute and unconditional. The Distributor may but shall not be obligated to propose from time to time such amendment or amendments to the Registration Statement and such supplement or supplements to the Prospectus as, in the light of future developments, may, in the opinion of the Distributor’s counsel, be necessary or advisable. Subject to Section 4.4, if the Company does not so amend the Registration Statement and/or so supplement the Prospectus within fifteen days after receipt by the Company of a written request from Distributor to do so, Distributor may, at its option, terminate this Agreement.

4.2	The Company will notify the Distributor promptly, and will confirm such advice in writing, (i) when the Registration Statement has been amended or supplemented and when any post-effective amendment thereto becomes effective; (ii) of any request by the SEC for amendments or supplements to the Registration Statement or the Prospectus or for additional information, and of all action by the SEC with respect to any amendment to any Registration Statement or Prospectus that may be filed from time to time with the SEC; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose or the threat thereof; (iv) of the happening of any event that in the judgment of the Company makes any statement made in the Registration Statement or the Prospectus untrue or that requires the making of any changes in the Registration Statement or the Prospectus in order to make the statements therein, in light of the circumstances in which they are made, not misleading; and (v) of receipt by the Company or any representative or attorney of the Company of any other communication from the SEC relating to the Company, the Registration Statement, any preliminary prospectus, or the Prospectus. For purposes of this section, informal requests by or acts of the SEC staff shall not be deemed actions of or requests by the SEC.

4.3	The Company will comply with all the provisions of any undertakings contained in the Registration Statement.

4.4	On the Effective Date, and thereafter from time to time, the Company will deliver directly to the Distributor and Selling Agents, without charge and in a timely manner, as many copies of the Prospectus and any printed supplemental material as the Distributor or Selling Agents may reasonably request. If during such period of time any event shall occur that in the judgment of the Company or the Distributor should be set forth in the Prospectus in order to make any statement therein, in the light of the circumstances under which it was made, not misleading, or if it is necessary to supplement or amend the Prospectus to comply with law, the Company will forthwith prepare and duly file with the SEC an appropriate supplement or amendment thereto, and will deliver to the Distributor and Selling Agent, without charge, such number of copies thereof as the Distributor and Selling Agent may reasonably request. The Company acknowledges and agrees that it has the sole responsibility under this Section 4.4 to provide copies of the Prospectus and any printed supplemental material directly to the Selling Agents.

4.5	At its own expense, the Company agrees to prepare, execute, and file any and all documents and to take all actions that may be reasonably necessary in connection with the qualification of the Units for sale in such states as Distributor may designate. Concurrent with the effectiveness of the Registration Statement, the Company shall provide to the Distributor in writing a list of those states and other jurisdictions in which the Units are qualified for sale, together with restrictions and requirements applicable thereto, and the Distributor will sell Units only in such states or jurisdictions and in compliance with such restrictions and requirements.

5.	Payment of Expenses. (a) The Company will pay all expenses incident to the performance of its obligations under this Agreement, including, but not limited to, expenses relating to (i) the printing and filing of the Registration Statement and Prospectus as originally filed and of each amendment thereto; (ii) the preparation, issuance and delivery of temporary or permanent certificates for the Units to the Distributor; (iii) the fees and disbursements of the Company’s counsel, accountants, and other service providers; (iv) the qualification of the Units under securities laws in accordance with the provisions of Section 4.5 of this Agreement, including filing fees; (v) the printing and delivery to the Distributor of copies of the Registration Statement as originally filed and of each amendment thereto, and delivery to the Distributor and Selling Agents of the Prospectus and any amendments or supplements thereto; (vi) the preparation and mailing to shareholders of the Prospectus and Sales Materials; and (vii) the printing and filling of the Sales Material with respect to any filings with the NASD.

(b) The Company will be responsible for all of the out-of-pocket expenses of the Distributor in consideration for the Distributor’s services performed hereunder. In the event the Offering is terminated as described in the Prospectus, the Distributor will only be entitled to reimbursement of its expenses actually incurred in connection with the Offering until its termination.

6.	Conditions of the Obligations of the Distributor. The obligations of the Distributor are subject to satisfaction of each of the following conditions:

6.1	All of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at each Closing Date with the same force and effect as if made on and as of the Closing Date, and all covenants and agreements herein contained to be performed on the part of the Company, and all conditions herein to be fulfilled or complied with by the Company, at or prior to each Closing Date, shall have been duly performed, fulfilled and complied with.

6.2	The Registration Statement shall have become effective not later than 5:00 p.m., Eastern Time, on the date of this Agreement or at such later date and time as the Distributor may approve in writing.

6.3	The Company shall furnish to the Distributor such documents and certificates as the Distributor may reasonably request, including documents and certificates relating to the accuracy and completeness of any statement in the Registration Statement or Prospectus.

If any condition specified in this Section 6 shall not have been fulfilled when and as required to be fulfilled, this Agreement may be terminated by the Distributor by notice to the Company at any time at or prior to any Closing Date, and the Company shall reimburse the Distributor for all of its out-of-pocket expenses, including fees and disbursements of counsel for the Distributor.

7.	Indemnification.

7.1	The Company agrees to indemnify, defend and hold the Distributor, its directors, officers, employees, and agents, and any person who controls the Distributor within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all losses, claims, demands, liabilities and expenses (including the costs of investigating or defending such losses, claims, demands or liabilities and any attorney’s fees and expenses incurred in connection therewith) which the Distributor, its directors, officers, employees, and agents, or any such controlling person may incur (i) under the 1933 Act, the 1940 Act or otherwise, arising out of or based upon any untrue statement, or alleged untrue statement, of a material fact contained in (a) the Registration Statement of the Company (including any

Prospectus that is part of any such Registration Statement) or any amendment or supplement thereto, and (b) any Sales Materials relating to the Company provided to the Distributor, or approved, by the Company (whether or not the Distributor has approved the use of such Sales Materials) or arising out of or based upon any omission, or alleged omission, to state a material fact required to be stated in any Registration Statement, Prospectus, or Sales Materials or necessary to make the statements therein not misleading; and (ii) as a result of any breach by the Company of any representation, warranty or covenant made by the Company hereunder; provided, however, that the Company’s agreement to indemnify Distributor, its directors, officers employees, agents, or and any such controlling person (i) shall not be deemed to cover any losses, claims, demands, liabilities or expenses arising out of any untrue statements or representations contained in any Registrations Statement or Prospectus as are furnished in writing to the Company by Distributor expressly for use therein; and (ii) shall not be deemed to cover any liability to the Company to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, and gross negligence in the performance of its duties, or any reason of the Distributor’s reckless disregard for its obligations and duties under this Agreement.

7.2	Distributor agrees to indemnify, defend and hold the Company, its managers, officers, and agents, and any person who controls the Company within the meaning of Section 15 of the 1933 Act, free and harmless from and against any and all losses, claims, demands, liabilities and expenses (including the costs of investigating or defending such losses, claims, demands, liabilities or expenses and any attorney’s fees and expenses incurred in connection therewith) which the Company, its managers, its officers, its agents or any such controlling person may incur under the 1933 Act, 1940 Act or otherwise, but only to the extent that such losses, liabilities or expense incurred by the Company, its managers, its officers or such controlling person resulting from such claims or demands, shall arise out of or be based upon any untrue statement of a material fact contained in information furnished in writing by Distributor to the Company and used in the answers to any of the items of the Registration Statement or in the corresponding statements made in the Prospectus.

7.3	If a party seeks indemnity under this Section 7 (the “Indemnified Party”), the Indemnified Party shall, promptly, after receipt of notice of commencement of any action, suit or proceeding against the Indemnified Party, give written notice of the commencement of such action, suit or proceeding to the other party (the “Indemnifying Party”), but the omission so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any obligation it may otherwise have, except to the extent that it is actually harmed by such an omission. In case such notice of any such action shall be so given, the Indemnifying Party shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of such action, in which event such defense shall be conducted by counsel (satisfactory to the Indemnified Party, which approval shall not be unreasonably withheld) chosen by the Indemnifying Party; provided, however, that the Indemnifying Party shall not have the right to assume the defense of any action in which the named parties (including any implied parties) include both parties and in which counsel to either party has advised that there may be legal defenses available to one party that are in conflict with those available to the other party. If the Indemnifying Party elects to assume the defense of such action and it has the right to do so, the Indemnified Party shall bear the fees and expenses of any additional counsel it retains. If the Indemnifying Party does not elect to assume the defense of such action and in cases where either (i) the Indemnified Party does not approve of counsel chosen by the Indemnifying Party or (ii) separate counsel is retained because of the availability of conflicting defenses, the Indemnifying Party will reimburse the Indemnified Party for the reasonable fees and expenses of any counsel retained by the Indemnified Party. Payment (other than the reimbursement of the Indemnified Party’s legal and other related fees and expenses, which will be payable to it upon receipt by the Indemnifying Party of a bill related thereto) shall be made upon the rendering of any final decision in such action, suit or proceeding by a court, panel of arbitrators, administrative agency or self-regulatory organization, or upon any settlement of any dispute, the subject of which involves such a claim. No such action, suit or proceeding or dispute, the subject of which involves such a claim, shall be settled by either party without notice to and consent by the other, which consent shall not be unreasonably withheld.

7.4	This Section 7 shall survive the termination of this Agreement.

8.	Effective Date of Agreement and Termination.

8.1	This Agreement shall become effective upon its execution and shall continue in force until the earlier of the date that the Company notifies the Distributor that the offer is terminated or complete or the date set forth in the Prospectus; provided, however, that in no case shall this Agreement remain in force beyond December 31, 2003.

8.2	This Agreement may be terminated by either party, without cause or payment of penalty, on not more than 60 days’ nor less than 30 days’ written notice to the other party; provided, however, that the Distributor may terminate this Agreement immediately by written notice to the

Company, without liability on the part of the Distributor to the Company, if, since the respective dates as of which information is given in the Registration Statement and the Prospectus, any change or development involving a prospective change in the condition, financial or otherwise, of the Company, taken as a whole, whether or not arising in the ordinary course of business, that, in the Distributor’s judgment is material and adverse and would, in the Distributor’s judgment, make it impracticable to market the Units on the terms and in the manner contemplated in the Prospectus.

9.	Arbitration. In the event of a dispute between the parties relating to or arising out of this Agreement or the parties’ relationship hereunder, the parties agree to submit the matter to arbitration in accordance with this Section 9. In the event of such a dispute between the parties, Arbitration will be held in San Francisco, California, in accordance with the rules and regulations of the NASD, except, in the event that the NASD is unwilling to accept jurisdiction of the matter, such arbitration will be held in San Francisco, California in accordance with the rules and regulations of the American Arbitration Association.

9.1	If the arbitration is brought by either party, the number of arbitrators will be three (3), and they will be selected in accordance with the rules and regulations of the NASD or American Arbitration Association, as appropriate. The arbitrators shall be attorneys who are from the securities industry as defined by the applicable arbitration rules. Any award of the arbitrators will be limited to compensatory damages and will be conclusive and binding upon the parties. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16 to the exclusion of state laws inconsistent therewith, and judgment upon the award may be entered in any court having jurisdiction.

9.2	The prevailing party shall be entitled to an award of all costs in connection with the arbitration, including reasonable attorneys fees, from the panel. Any costs, fees or taxes involved in enforcing the award shall be fully assessed against and paid by the party resisting enforcement of the award.

9.3	Nothing in this Section 9 will prevent either party from resorting to judicial proceedings or otherwise for injunctive relief to prevent serious irreparable harm or injury to the parties or others, as applicable.

9.4	In the event that a non-party to this Agreement initiates legal proceedings (including, but not limited to, an arbitration claim or a claim in state or federal court) against either party relating to or arising out of this Agreement, each party agrees to litigate or arbitrate in the forum in which such legal proceeding is brought.

10.	Miscellaneous.

10.1	This Agreement may be amended only upon the mutual written agreement of the parties hereto. This Agreement shall be in substitution of any prior agreement between the parties hereto regarding the distribution of the Units.

10.2	This Agreement shall automatically terminate in the event of its assignment. The term “assignment” shall have the meaning specified in, and shall be construed in a manner consistent with the 1940 Act, subject to such exemptions as may be granted by the SEC.

10.3	Notice given pursuant to any of the provisions of this Agreement shall be in writing and, unless otherwise specified, shall be mailed or delivered by hand and via facsimile (i) if to the Company, at the office of the Company, 225 High Ridge Road, Stamford, Connecticut 06905, Attention: Douglas A. Lindgren, or (ii) if to the Distributor, at the office of the Distributor, 101 Montgomery Street, San Francisco, California 94104, Attention: David Lekich. Any such notice shall be effective only upon receipt. Any notice under Section 8 may be made by or telephone or facsimile, but if so made shall be subsequently confirmed in writing.

10.4	If any provision of this Agreement is found by a court or agency of competent jurisdiction to be in violation of any state or federal law, rule or regulation, then the invalidity of such provision shall not affect the enforceability or validity of the remaining provisions.

10.5	This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to the contracts made and to be performed entirely within such state.

10.6	This Agreement may be signed in two or more counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

10.7	The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.

Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

Very truly yours,

CHARLES SCHWAB & CO., INC

By:	/s/ WILLIAM THOMAS

Name:	William Thomas

Title:	SVP

Accepted:

EXCELSIOR BUYOUT INVESTORS, LLC

By:	/s/ DOUGLAS A. LINDGREN

Name:	Douglas A. Lindgren

Title:	Principal Executive Officer

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